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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-1(c))

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
                                TO RULE 13d-1(c)


                                   Xceed Inc.
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                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
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                         (Title of Class of Securities)


                                   983-88-N105
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                                 (CUSIP Number)


                                Lisa G. Iglesias
                       Vice President and General Counsel
                             2050 Spectrum Boulevard
                       Fort Lauderdale, Florida 33309-3008
                                 (954) 938-7600
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                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 April 27, 2000
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             (Date of Event Which Requires Filing of This Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [X]      Rule 13d-1(c)
         [ ]      Rule 13d-1(d)



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         (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


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CUSIP NO. 983-88-N105                   13G                   PAGE 2 OF 5 PAGES
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     (1)       NAME OF REPORTING PERSON
               Interim Services Inc.
               I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) 36-3536544
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     (2)
               CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a) [ ]
                                                                        (b) [X]

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     (3)
               SEC USE ONLY

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     (4)
               CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
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                                       (5)       SOLE VOTING POWER

                                                 2,000,000
                                 -----------------------------------------------
                                       (6)       SHARED VOTING POWER

            NUMBER OF                            None
              SHARES
           BENEFICIALLY          -----------------------------------------------
             OWNED BY                  (7)       SOLE DISPOSITIVE POWER
               EACH
            REPORTING                            2,000,000
           PERSON WITH
                                 -----------------------------------------------
                                       (8)       SHARED DISPOSITIVE POWER

                                                 None
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     (9)
               AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,000,000
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    (10)       CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
               SHARES                                                       [ ]

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    (11)
               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               8.3%
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    (12)
               TYPE OF REPORTING PERSON

               CO
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CUSIP NO. 983-88-N105                   13G                   PAGE 3 OF 5 PAGES



ITEM 1(a).        NAME OF ISSUER:

                  Xceed Inc., a Delaware corporation


ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  488 Madison Avenue, 3rd Floor
                  New York, New York 10022

ITEM 2(a).        NAME OF PERSON FILING:

                  Interim Services Inc.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  2050 Spectrum Boulevard
                  Ft. Lauderdale, Florida 33309-3008

ITEM 2(c).        CITIZENSHIP:

                  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, par value $0.01

ITEM 2(e).        CUSIP NUMBER:

                  983-88-N105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE FILING PERSON IS A:

                  Not Applicable

                  (a) Broker or Dealer registered under Section 15 of the Exchange Act.
                  (b)      Bank as defined in Section 3(a)(6) of the Exchange
                           Act.
                  (c) Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) Investment company registered under Section 9 of the Investment Company Act.
                  (e) An investment advisor in accordance with Rule 13d-1(b)(1)(ii)(E);
                  (f) An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);




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CUSIP NO. 983-88-N105                   13G                   PAGE 4 OF 5 PAGES




                  (h) A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j)      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.           OWNERSHIP.

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  Reference is made to Numbers 5-11 on page 2 of this Schedule 13G.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                  Not Applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

ITEM 10.          CERTIFICATIONS.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.




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CUSIP NO. 983-88-N105                   13G                   PAGE 5 OF 5 PAGES



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



         Dated as of May 9, 2000

                                                INTERIM SERVICES INC.


                                                By: /s/ Lisa G. Iglesias
                                                    ----------------------------
                                                    Lisa G. Iglesias
                                                    Vice President and
                                                    General Counsel